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                                                                     Exhibit 3.4

               PROVISIONS FOR VRI'S CERTIFICATE OF INCORPORATION

         Amend and restate the Corporation's Certificate of Incorporation to include the following amendments. (Note that the references to "Undesignated Preferred Stock" relate to the blank-check preferred stock)

         1. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

          2. Amendment of By-laws. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least two-thirds of the votes present and entitled to vote on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the votes present and entitled to vote on such amendment or repeal by holders of voting stock, voting together as a single class.

         Amendment of Certificate of Incorporation. The Corporation reserves the right to amend or repeal this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Amended and Restated Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by this Amended and Restated Certificate of Incorporation or by law, the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to amend or repeal any provisions of this Amended and Restated Certificate of Incorporation; provided, however, that the affirmative vote of not less than 80% of the total votes eligible to be cast by holders of voting stock, voting together a single class, shall be required to amend or repeal any of the provisions of Article __ (Stockholder Action) or this Article of this Amended and Restated Certificate of Incorporation.